EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Community Trust Bancorp, Inc.

We consent to the incorporation by reference in Registration Statement No. 333-74217 of Community Trust Bancorp, Inc. on Form S-8 of our report dated March 12, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in this Annual Report on Form 10-K of Community Trust Bancorp, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Louisville, Kentucky
March 12, 2004